Exhibit 10.1
AMENDMENT NUMBER TWO TO THE
COUSINS PROPERTIES INCORPORATED
2005 RESTRICTED STOCK UNIT PLAN
     WHEREAS, the Compensation, Succession, Nominating and Governance Committee of the Board of Directors of Cousins Properties Incorporated (the “Committee”) has the authority, pursuant to § 9 of the Cousins Properties Incorporated 2005 Restricted Stock Unit Plan (the “Plan”) to amend the Plan from time to time, to the extent the Committee deems necessary or appropriate;
     WHEREAS, the Committee has determined that it is in the best interest of Cousins Properties Incorporated to make certain grants of restricted stock units to Directors and has approved an amendment to the Plan;
     NOW THEREFORE, the Plan is amended, as approved by the Committee, effective as of August 14, 2006, as follows:
§1.
By adding a new definition of Director as § 2.21 of the Plan:
2.21 Director — means a member of the Board who is not an employee of CPI, CREC, a Preferred Stock Subsidiary, any Subsidiary of CPI or CREC, any Parent of CPI or CREC, or any Affiliate of CPI or CREC.
§2.
     By inserting the words (a) “or Director” following the words “Key Employee” each place the words “Key Employee”, (b) “or Directors” following the words “Key Employees” or (c) “or Director’s” following the words “Key Employee’s”, each place the words Key Employee, Key Employees or Key Employee’s (whichever is applicable) appears in the Plan except that such insertion shall not be made in § 2.12, § 6.2 § 6.3 and § 10.2 of the Plan.
§3.
     By amending § 6.2 and § 6.3, to read as follows:
     6.2 Payment of Restricted Stock Units. Payment of a vested Award or, if an Award provides for partial vesting, the vested portion of such Award shall be made in a single sum in cash as soon as practicable after the Award or portion of the Award vests, but in no event later than 2 1/2 months after the calendar year in which vesting occurs; provided, however, the right of a Key Employee or Director to receive a cash payment under this § 6.2 shall be forfeited if Key Employee terminates employment as a Key Employee or a Director is no longer a member of the Board for any reason whatsoever prior to the vesting date. In the event the Key Employee or Director dies prior to payment of the Award, the Award shall become 100% vested on the date of such Key Employee’s or Director’s death and shall be paid to the Key Employee’s Beneficiary or

Director’s Beneficiary, whichever is applicable as soon as practicable after the Key Employee’s or Director’s death, but in no event later than 2 1/2 months after the calendar year in which the Key Employee or Director dies.
     6.3 Cash Dividends. Except as otherwise set forth in an Award Certificate, if a cash dividend (whether ordinary or extraordinary) is declared on a share of Stock with a record date that occurs while an Award is outstanding, CPI shall pay such Key Employee or Director an amount in cash for each Restricted Stock Unit subject to an outstanding Award equal to the cash dividend paid on a share of Stock as soon as practical after such cash dividend is paid to CPI stockholders but in no event later than 2 1/2 months after the calendar year in which such cash dividend is paid; provided, however, the right of a Key Employee or Director to receive a cash payment under this § 6.3 shall be forfeited if Key Employee terminates employment as a Key Employee or a Director is no longer a member of the Board for any reason whatsoever (except death, as provided in § 6.2 above) prior to the record date of the cash dividend. For purposes of this § 6.3, an Award is outstanding to the extent the Award has neither been forfeited or become vested and payable under § 6.2.
     IN WITNESS WHEREOF, Cousins Properties Incorporated has caused this Amendment Number Two to be executed by its duly authorized officers and its seal to be affixed as of this 14th day of August, 2006.

Cousins Properties Incorporated
By:	/s/ Craig B. Jones
	Name:	Craig B. Jones
	Title:	Executive Vice President